PRESS RELEASE	LIFE SCIENCES RESEARCH, INC.
(NYSE Arca: LSR)
P.O. Box 2360
Mettlers Road
East Millstone, NJ 08875-2360

For Further Information:
Richard Michaelson
Phone: US: (732) 649-9961
e-mail: LifeSciencesResearch@LSRinc.net

Life Sciences Research to Present at 29th Annual Raymond James Institutional Investors Conference

East Millstone, New Jersey, March 3, 2008 – Life Sciences Research, Inc. (NYSE Arca: LSR) announced today that Brian Cass, president of LSR, and Richard Michaelson, chief financial officer of LSR, will present a corporate overview and update at the 29th Annual Raymond James Institutional Investors Conference. The Company’s presentation will be at 9:50 a.m. (Eastern Time) on Monday, March 3, 2008.

The presentation will be webcast live during the conference and will be available on the following site: http://www.wsw.com/webcast/rj33/lsr/. The presentation can also be viewed through a hyperlink on LSR’s website at www.lsrinc.net and will be archived on LSR’s web site following the presentation. It will be archived on the LSR website until April 3, 2008.

Life Sciences Research, Inc. is a global contract research organization providing product development services to the pharmaceutical, agrochemical and biotechnology industries. LSR brings leading technology and capability to support its clients in non-clinical safety testing of new compounds in early stage development and assessment. The purpose of this work is to identify risks to humans, animals or the environment resulting from the use or manufacture of a wide range of chemicals which are essential components of LSR's clients' products. The Company's services are designed to meet the regulatory requirements of governments around the world. LSR operates research facilities in the United States (the Princeton Research Center, New Jersey) and the United Kingdom (Huntingdon and Eye, England).

This announcement contains statements that may be forward-looking as defined by the Private Securities Litigation Reform Act of 1995. These statements are based largely on LSR’s expectations and are subject to a number of risks and uncertainties, certain of which are beyond LSR’s control, as more fully described in the Company’s SEC filings, including its Form 10-K for the fiscal year ended December 31, 2006, as filed with the US Securities and Exchange Commission.

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